Exhibit 10.5

AMENDMENT TO DAVE PAZGAN

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement of Dave Pazgan is entered into as of the 20th day of December, 2006, by and between Dave Pazgan (“EMPLOYEE”) and NovaStar Mortgage, Inc., a Virginia corporation (the “EMPLOYER”).

WHEREAS, the EMPLOYEE and the EMPLOYER entered into an Employment Agreement dated November 10, 2004 (the “Agreement”); and

WHEREAS, the EMPLOYEE and the EMPLOYER desire to amend the Agreement in the manner hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the EMPLOYEE and the EMPLOYER agree as follows:

1.            The last sentence of the paragraph titled “Severance Payment” under Section 7 of the Agreement is amended to read as follows:

“The severance payment shall be paid in a single lump sum (i) as soon as possible in event EMPLOYEE’S employment shall be terminated by the EMPLOYER other than for Cause or (ii) six months following EMPLOYEE’S termination of employment due to Good Reason.”

2.           A new paragraph titled “Section 280G Adjustments” is added to the end of Section 7 as follows:

Section 280G Adjustments. In the event that the severance payment and all other benefits provided for in this Agreement or otherwise payable to the EMPLOYEE (excluding for this purpose any payments that may be made under this paragraph) (the “Company Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the EMPLOYER shall pay to the EMPLOYEE, at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the EMPLOYEE, after deduction of any Excise Tax on the Company Payments and any payments made pursuant to this paragraph and after deduction of any U.S. federal, state and local income or payroll tax on the payments made pursuant to this paragraph, shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, the EMPLOYEE shall be deemed to pay income taxes at the highest applicable effective federal, state and local income tax marginal rates for the calendar year in which the Gross-Up Payment is to be made.

Unless the EMPLOYER and the EMPLOYEE otherwise agree in writing, the determination of the EMPLOYEE’s Excise Tax liability and the amount required to be paid pursuant to the foregoing shall be made promptly in writing by the EMPLOYER’s independent public accountants or such other tax experts as reasonably agreed to by the EMPLOYER and the EMPLOYEE (the “Accountants”) and such amount shall be paid to the EMPLOYEE promptly, but not before 10 days after such determination. In the event that the Excise Tax incurred by the EMPLOYEE is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the EMPLOYER and the EMPLOYEE agree to promptly pay such differential as the Accountants reasonably determine is appropriate, including interest and any tax penalties, to the other party. For purposes of making the foregoing calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is “substantial authority” tax reporting position. The EMPLOYER and the EMPLOYEE shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make such determination. The EMPLOYER shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. For purposes of the computations herein, the Accountants shall assume that the EMPLOYEE’s income is subject to income taxes at the highest applicable effective Federal, state and local income tax marginal rates for the calendar year for which a particular computation relates.

In the event of any proposed adjustment with the Internal Revenue Service (or other applicable taxing authority) with respect to the Excise Tax which would result in an increase in the amount of the Gross-Up Payment, the EMPLOYEE shall permit the EMPLOYER to control the issues related to the Excise Tax (at the EMPLOYER’s expense), provided that such issues do not potentially adversely affect the EMPLOYEE. In the event issues are interrelated, the EMPLOYEE and the EMPLOYER shall in good faith cooperate so as to not jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the EMPLOYEE shall permit the representative of the EMPLOYER to accompany the EMPLOYEE and the EMPLOYEE and the EMPLOYEE’s representative shall cooperate with the EMPLOYER and its representative.

3.	A new Section 22 is added to read as follows:

22.	CODE SECTION 409A

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder. Notwithstanding any provision of the Agreement to the contrary, the EMPLOYER may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the EMPLOYER determines is necessary or appropriate to exempt any benefits under the Agreement from Section 409A of the Code and/or to preserve the intended tax treatment of the benefits provided hereunder, and/or to comply with the requirements of Section 409A and related U.S. Treasury guidance.

4.            Except as amended herein, all provisions of the Agreement shall remain and continue in full force and effect.

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                IN WITNESS WHEREOF, the EMPLOYER has caused this Agreement to be executed by its duly authorized officer, and the EMPLOYEE has hereunto signed this Agreement, as of the date first above written. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute an agreement.

NOVASTAR MORTGAGE, INC.

By	/s/ Scott F. Hartman
Scott F. Hartman

EMPLOYEE

/s/ Dave Pazgan
Dave Pazgan